SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

LSI Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notice of Annual Meeting of Shareholders

and Proxy Statement

October 3, 2014

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on Thursday, November 20, 2014, at 10:00 a.m. at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio.  At the meeting, you will hear a report on our operations and have a chance to meet your Company’s Directors and executives.

This booklet includes the formal Notice of the Meeting and the Proxy Statement.  The Proxy Statement tells you more about the agenda and procedures for the meeting.  It also describes how the Board operates and provides information about our Director candidates.

The Company is once again pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are including a Notice of Internet Availability of Proxy Materials (the “Notice”) with this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials and our Annual Report on Form 10-K over the Internet. The Company believes that this process allows us to provide our shareholders with the information they need in a more timely manner.

Even if you own only a few shares, we want your shares to be represented at the meeting.  I urge you to complete, sign, date and promptly return your proxy card in the enclosed envelope.

Sincerely yours,

/s/ Robert J. Ready

Robert J. Ready

Chairman of the Board and Chief Executive Officer

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON NOVEMBER 20, 2014

The Notice of Meeting and Proxy Statement as well as the Company’s Annual Report on

Form 10-K are available at www.edocumentview.com/LYTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

LSI INDUSTRIES INC.

Time:

10:00 a.m., Eastern Standard Time

Date:

Thursday, November 20, 2014

Place:

LSI Industries Corporate Headquarters

10000 Alliance Road

Cincinnati, Ohio 45242

Purpose:

•	Elect as Directors the seven nominees named in the accompanying proxy materials
•	Ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2015
•

Amend the Company’s Amended and Restated 2012 Stock Incentive Plan to increase the number of common shares available for issuance and to increase the number of stock options or stock appreciation rights that may be granted to an individual in a calendar year

•	Amend the Company’s Nonqualified Deferred Compensation Plan to increase the number of common shares available for issuance
•	Conduct an advisory vote on executive compensation
•	Conduct other business if properly raised

Only shareholders of record on September 22, 2014 may vote at the meeting.  The approximate mailing date of the Proxy Statement and accompanying proxy card is October 3, 2014.

Your vote is important.  Please complete, sign, date, and promptly return your proxy card in the enclosed envelope.

/s/ Robert J. Ready

Robert J. Ready

Chairman of the Board and

Chief Executive Officer

October 3, 2014

Table of Contents

INTRODUCTION	- 1 -

VOTING AT ANNUAL MEETING	- 1 -
General Information	- 1 -
Principal Shareholders	- 2 -
Shareholder Proposals	- 2 -
Proposal 1. Election of Directors	- 3 -
Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm	- 3 -
Proposal 3. Amendment of the Company's Amended and Restated 2012 Stock Incentive Plan	- 4 -
Proposal 4. Amendment of the Company’s Nonqualified Deferred Compensation Plan	- 11 -
Proposal 5. Advisory Vote on Executive Compensation	- 14 -

MANAGEMENT	- 15 -
Directors and Executive Officers	- 15 -
Section 16(a) Beneficial Ownership Reporting Compliance	- 17 -

EXECUTIVE COMPENSATION	- 17 -
Compensation Discussion and Analysis	- 17 -

COMPENSATION COMMITTEE REPORT	- 23 -
Compensation Tables and Other Information	- 23 -

CORPORATE GOVERNANCE	- 31 -

DIRECTOR COMPENSATION	- 32 -

COMMITTEES OF THE BOARD	- 33 -

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	- 37 -

RELATED PERSON TRANSACTIONS	- 37 -

OTHER MATTERS	- 37 -

QUESTIONS	- 37 -

Annex A--AMENDMENT TO AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN	A-1

Annex B--AMENDMENT TO NONQUALIFIED DEFERRED COMPENSATION PLAN	B-1

The Company makes available, free of charge on its website, all of its filings that are made electronically with the Securities and Exchange Commission (“SEC”), including Forms 10-K, 10-Q, and 8-K and any amendments thereto.  To access these filings, go to the Company’s website (www.lsi-industries.com) and click on the “SEC Filings” tab in the left margin on the “Investor Relations” page.  Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, including financial statements and schedules thereto, filed with the SEC are also available without charge to shareholders upon written request addressed to:

LSI Industries Inc.

Ronald S. Stowell

Vice President, Chief Financial Officer

& Treasurer

10000 Alliance Road

Cincinnati, Ohio 45242

LSI INDUSTRIES INC.

10000 Alliance Road

Cincinnati, Ohio  45242

Telephone (513) 793-3200

P R O X Y   S T A T E M E N T

Annual Meeting of Shareholders

November 20, 2014

INTRODUCTION

The Board of Directors of LSI Industries Inc. is requesting your proxy for the Annual Meeting of Shareholders on November 20, 2014, and at any postponement or adjournment of such meeting.  This Proxy Statement and the accompanying proxy card were first mailed on October 3, 2014 to shareholders of record as of September 22, 2014.

VOTING AT ANNUAL MEETING

General Information

In order to carry on the business of the meeting, we must have a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting either by proxy or in person.  Shareholders may vote in person or by proxy at the Annual Meeting.  Proxies given may be revoked at any time by filing with the Company (to the attention of Ronald S. Stowell) either a written revocation or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.  If you hold shares through someone else, such as a stockbroker or bank, you may get material from them asking how you want to vote.  Specifically, if your shares are held in the name of your stockbroker or bank and you wish to vote in person at the meeting, you should request your stockbroker or bank to issue you a proxy covering your shares.  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.  The Company will bear the entire cost of soliciting proxies from our shareholders.

All shares will be voted as specified on each properly executed proxy card.  If no choice is specified, the shares will be voted as recommended by the Board of Directors, namely “FOR” Proposal 1 to elect the seven persons nominated as Directors by the Nominating and Corporate Governance Committee of the Board of Directors, “FOR” Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), “FOR” Proposal 3 (Amendment of the Company’s Amended and Restated 2012 Stock Incentive Plan to increase the number of shares available for issuance and to increase the number of stock options or stock appreciation rights that may be granted to an individual in a calendar year ),“FOR” Proposal 4 (Amendment of the Company’s Nonqualified Deferred Compensation Plan to increase the number of common shares available for issuance ), and “FOR” Proposal 5 (Approval, on a non-binding, advisory basis, of the Executive Compensation Package).  If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.  With respect to Proposal 1, the seven nominees receiving the greatest number of votes will be elected. Proposal 2 for the ratification of appointment of the Company’s Independent Registered Public Accounting Firm, Proposal 3 for the amendment of the Company’s Amended and Restated 2012 Stock Incentive Plan, and Proposal 4 for the amendment of the Company’s Nonqualified Deferred Compensation Plan will be adopted only if they receive approval by a majority of the Common Shares voting at the Annual Meeting. Since Proposal 5 on executive compensation is an advisory vote, the Board of Directors will give due consideration to the outcome of the vote; however, the vote shall not be binding on the Company.

Banks or brokers holding shares for beneficial owners must vote those shares as instructed. If the bank or broker has not received instructions from you, the beneficial owner, the bank or broker generally has discretionary voting power only with respect to the ratification of appointment of the independent registered public accountants. A bank or broker does not have discretion to cast votes with respect to the election of Directors unless it has received voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your bank or broker if your shares are held by such a bank or broker so that your vote with respect to Directors is counted.

As of September 22, 2014, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, LSI had 24,113,030 Common Shares outstanding.  Each share is entitled to one vote.  Only shareholders of record at the close of business on September 22, 2014, will be entitled to vote at the Annual Meeting.  Abstentions and shares otherwise not voted for any reason, including broker non-votes, will have no effect on the outcome of any vote taken at the Annual Meeting, except as otherwise described herein.  Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Principal Shareholders

As of September 22, 2014, the following are the only shareholders known by the Company to own beneficially 5% or more of its outstanding Common Shares:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class

Royce & Associates LLC 1414 Avenue of the Americas, 9th Floor New York, NY 10019-2578	2,672,585	10.66%

Columbia Management Group Inc. 100 Federal Street, 19th Floor Boston, MA 02110	2,068,799	8.25%

Blackrock Fund Advisors 400 Howard Street San Francisco, CA 94105	1,391,232	5.55%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,285,656	5.13%

Shareholder Proposals

Shareholders who desire to have proposals included in the Notice for the 2015 Annual Meeting of Shareholders must submit their proposals to the Company at its offices on or before June 5, 2015.

The form of proxy for the Annual Meeting of Shareholders grants authority to the persons designated therein as proxies to vote in their discretion on any matters that come before the meeting, or any adjournment or postponement thereof, except those set forth in the Company’s Proxy Statement and except for matters as to which adequate notice is received.  In order for a notice to be deemed adequate for the 2015 Annual Shareholders’ Meeting, it must be received prior to August 19, 2015.  If there is a change in the anticipated date of next year’s annual meeting or if these deadlines change by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Proposal 1. Election of Directors

In accordance with the Company's Regulations, the number of LSI Directors has been set at seven, and each Director is elected for a one-year term.  The terms of the Company’s Directors expire at the 2014 Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee of the Board has nominated for reelection the seven current Directors, namely, Robert P. Beech, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra.  Proxies solicited by the Board will be voted for the election of these seven nominees.

All Directors elected at the Annual Meeting will be elected to hold office for one year and until their successors are elected and qualified.  In voting to elect Directors, shareholders are entitled to one vote for each share held of record.  Shareholders are not entitled to cumulate their votes in the election of Directors.

Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board.  The seven nominees receiving the greatest number of votes cast will be elected.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR each of the seven Directors nominated in this Proxy Statement.  The seven nominees receiving the greatest number of votes will be elected.

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2015.  Grant Thornton LLP has been the independent registered public accounting firm for the Company since September 8, 2009, and had also previously served the Company in this capacity from April 2002 to December 2005.  Although not required by law, the Board is seeking shareholder ratification of its selection.  If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton LLP at least through fiscal 2015.

Representatives of Grant Thornton LLP are expected to be present at the Annual Shareholders' Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Aggregate fees billed to the Company by Grant Thornton LLP for the fiscal years ended June 30, 2013 and 2014 were as follows:

	2013	2014
Audit fees	$513,475	$559,210
Audit-related fees	16,800	29,200
Tax fees	104,928	85,661
All other fees	4,900	4,900

Total fees	$640,103	$678,971

Audit fees represent fees and out-of-pocket expenses related to the audit of the Company’s financial statements; review, documentation and testing of the Company's system of internal controls; filing of the Form 10-K; services related to review of the Company’s quarterly financial statements and Form 10-Q’s; and attendance at the Company’s quarterly Audit Committee meetings.  Audit-related fees represent fees for consultation related to accounting and regulatory filing matters, acquisition due diligence services, and to audits of the Company’s qualified retirement plan.  Tax fees relate to services and out-of-pocket expenses related to tax compliance (or filing of the Company’s various income and franchise tax returns), tax planning, and tax advice.  All other fees represent fees related to services and consultation related to various planning matters.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 3. Amendment of the Company’s Amended and Restated 2012 Stock Incentive Plan to increase the number of Common Shares available for issuance and to increase the number of stock options or stock appreciation rights that may be granted to an individual in a calendar year

Based on the recommendation of the Compensation Committee, the Board voted to approve and recommend to shareholders that they approve amendments to the Amended and Restated 2012 Stock Incentive Plan (the “2012 Stock Incentive Plan” or “2012 Plan”) to increase the number of Common Shares available for issuance by 800,000 as further described herein and to increase the number of stock options or stock appreciation rights that may be granted to an individual in a calendar year from 100,000 to 175,000. As amended, the 2012 Plan would also provide for an increase of the maximum number of shares subject to restricted shares or restricted share units that may be granted from 300,000 to 600,000.

Set forth below are: (i) a summary of the principal features of the 2012 Plan as it is proposed to be amended; and (ii) a description of the U.S. federal income tax consequences under the 2012 Plan.

1.             Summary of the Amended and Restated 2012 Stock Incentive Plan

The proposed amendment to the 2012 Plan is attached to this Proxy Statement as Annex A. The summary below does not purport to be complete and is qualified in its entirety by reference to the 2012 Plan document, which has been filed with the SEC. In the event and to the extent that this summary is inconsistent with the 2012 Plan document, the 2012 Plan document shall govern.

Objectives of the 2012 Plan

The Board believes that stock-based awards are an important element of the Company’s compensation programs. The 2012 Plan promotes the Company’s compensation philosophy and objectives by: (i) providing long-term incentives to those persons with significant responsibility for the success and growth of the Company, (ii) motivating participants to achieve the long-term success and growth of the Company, (iii) providing a vehicle to tie a significant portion of compensation to the long-term performance of the Company’s shares, (iv) enabling the Company to attract and retain skilled and qualified officers, other employees, directors, and consultants who are expected to contribute to the Company’s success in a competitive market for such individuals, (v) facilitating ownership of the Company’s shares, and (vi) aligning the personal interests of officers, employees, and others in the Company’s long-term growth and profitability with the interests of the Company’s shareholders. As of September 22, 2014, approximately 692,651 shares remained available for grant under the 2012 Plan. Subject to shareholder approval at the Annual Meeting, the amendment to the 2012 Plan will be effective as of November 20, 2014. The per share closing price of LSI’s Common Shares on September 12, 2014 was $6.69. Information on the total number of shares available under the Company’s existing equity compensation plans and subject to outstanding options and rights is presented in the Equity Compensation Plan Information table on page 31.

The 2012 Plan allows the Company the flexibility to grant a variety of stock and stock-based awards, including stock options and stock appreciation rights, granted separately or in tandem with each other, and restricted shares and restricted share units, both time vested or conditioned on the attainment of performance goals. The 2012 Plan is also designed to allow compliance with Section 162(m). It is intended that awards under the 2012 Plan with a performance component (which does not include time-vested share awards) generally will satisfy the requirements for performance based compensation under Section 162(m) while granting the Compensation Committee the authority to grant nonperformance-based awards where it deems appropriate. Section 162(m) generally places a $1,000,000 limit on the tax deduction allowable for compensation paid (or accrued for tax purposes) with respect to the Chief Executive Officer and the four other highest-paid executives during a tax year, unless the compensation meets certain requirements. All stock incentive awards to the Company’s most highly compensated executives that may be made over the next few years are expected to be granted under the 2012 Plan.

Shares Subject to the 2012 Plan

The aggregate number of common shares that may be issued under the 2012 Plan after giving effect to the amendment is 1,600,000 plus (i) the number of shares that remain available for grant under the Company’s prior plan but were not then subject to outstanding awards under such prior plan and (ii) shares subject to outstanding awards under such prior plan which are forfeited, settled in cash or cancelled or expire. The 2012 Plan provides for appropriate adjustments in the number of shares subject to the 2012 Plan (and other share limitations contained therein and described below) and to grants previously made if there is a share split, dividend, reorganization, or other relevant change affecting the Company’s corporate structure or its shares. If shares under an award are not issued prior to the expiration, termination, cancellation or forfeiture of the award, then those shares would again be available for inclusion in future grants.

Other Share Limitations

The maximum number of shares subject to restricted shares or restricted share units that may be granted under the 2012 Plan after giving effect to the amendment is 600,000. The maximum number of shares subject to incentive stock options (“ISOs”) that may be granted under the 2012 Plan after giving effect to the amendment is 1,600,000. The maximum number of shares subject to restricted shares or restricted share units that may be granted to an individual in a calendar year is 50,000 shares. The maximum number of shares subject to stock options or stock appreciation rights that may be granted to an individual in a calendar year under the 2012 Plan after giving effect to the amendment is 175,000 shares to the extent that such awards are intended to qualify for the performance-based exception to the deductibility limitations of Internal Revenue Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

Eligible Participants

Officers and key employees of the Company, any consultant to the Company, and the Company’s non-employee directors are eligible to receive awards under the 2012 Plan. Awards are granted to those persons with significant responsibility for the Company’s success and growth.

Administration

The 2012 Plan is administered by a committee (the “Committee”) consisting of at least three directors appointed by the Board, all of whom meet the definitions of the terms “outside director” set forth in the regulations under Section 162(m), “independent director” set forth in The Nasdaq Stock Market, Inc. rules, and “non-employee director” set forth in Rule 16b-3 under the Exchange Act. Unless determined otherwise by the Board, the Compensation Committee will administer the 2012 Plan and has the authority under the 2012 Plan to: (i) select the employees, consultants, and Directors to whom awards are granted; (ii) determine the type and timing of awards and the appropriate award agreement evidencing each award; (iii) determine the number of shares covered by each award and all other terms and conditions of awards, not inconsistent with the terms of the 2012 Plan; (iv) determine whether an award is, or is intended to be, performance based compensation within the meaning of 162(m); (v) determine whether terms, conditions, and objectives have been met or, including, without limitation, making certifications related thereto, if permissible, should be modified or waived, not inconsistent with the terms of the 2012 Plan; (vi) cancel or suspend an award, or determine whether an amount or payment of an award should be reduced or eliminated; (vii) determine administrative rules, guidelines, and practices governing the 2012 Plan; and (viii) interpret the provisions of and otherwise supervise the administration of the 2012 Plan.

Stock Options

Stock options granted under the 2012 Plan must be in the form of either incentive stock options (“ISOs”), which meet the requirements of Section 422 of the Code, or nonqualified stock options (“NQSOs”), which do not meet those requirements. The term of a stock option is fixed by the Committee, but may not exceed ten years, and stock options are exercisable at such time or times as determined by the Committee. The exercise price of a stock option cannot be less than the fair market value of the shares on the date of grant, which generally means the last closing price of a share as reported on The Nasdaq Stock Market on the date of the grant. The grantee may pay the stock option exercise price either in cash or such other manner authorized in the 2012 Plan or the applicable award agreement, including the tender of shares. Shares tendered by participants as full or partial payment of the exercise price will not become available for issuance under the 2012 Plan. The 2012 Plan prohibits stock option re-pricing.

Code Limitations on Incentive Stock Options

The Code currently places certain limitations on ISO awards. In addition to the other limitations described in the 2012 Plan, an ISO may only be granted to full or part-time employees (including officers and Directors who are also employees) of the Company. The total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant). No ISO may be exercisable more than three months following termination of employment for any reason other than death or disability, nor more than one year with respect to disability terminations, or such stock option will no longer qualify as an ISO and shall be treated as an NQSO. ISOs will also be non-transferable in accordance with the provisions of the Code. Additional restrictions apply to the grant of ISOs to holders of in excess of 10% of the Company’s outstanding Common Stock.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SAR”) separately or in connection with a stock option granted under the 2012 Plan. If a grantee exercises a SAR, the grantee will receive an amount equal to the excess of the then-fair market value of the shares with respect to which the SAR is being exercised over the stock option exercise price of the shares, in the case of a SAR in connection with a stock option, or the exercise price of the SAR, in the case of an independent SAR. The SAR exercise price must be at least 100% of the fair market value of the underlying shares on the date of grant, and the term of such SAR may not exceed ten years. Payment may be made in cash, in shares, or in a combination of cash and shares, as the Committee determines. If a SAR granted in connection with a stock option is exercised in whole or in part, the right under the related stock option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent. If a stock option is exercised, any SAR related to the shares purchased upon exercise of the stock option will terminate. To the extent that the number of shares reserved for issuance upon the grant of a SAR exceeds the number actually issued upon exercise of a SAR, such shares will not become available for issuance under the 2012 Plan. The 2012 Plan prohibits SAR repricing.

Restricted Share and Restricted Share Unit Awards

The Committee may grant restricted share awards which consist of shares issued by the Company to a participant for no consideration, or for a purchase price which may be below their fair market value, and are subject to forfeiture in the event of termination of the participant’s employment prior to vesting and subject to restrictions on sale or other transfer by the participant. Unless otherwise determined by the Committee, participants who hold restricted shares have voting rights with respect to the shares and have the right to receive dividend distributions, in cash or shares, payable to the extent the restrictions on the applicable restricted shares lapse. The Committee may also grant restricted share unit awards which are substantially similar to restricted share awards but which generally do not give the participant-holder the rights of a shareholder prior to lapse of the restrictions and, upon such lapse, may be settled in cash, shares, or a combination of both. The Committee may provide for the payment in cash or shares equal to the amount of dividends paid from time to time on the number of shares that would become payable upon vesting of the restricted share unit award. The Committee may provide that restrictions lapse after the passage of time (time-vested), upon certain events (such as death, disability, or retirement) or upon the attainment of specified performance objectives (performance-vested). The Committee may waive any restrictions or accelerate the date or dates on which restrictions lapse except no waiver may apply to a term that is not within the Committee’s discretion to waive under the 2012 Plan.

Performance Based Exception

The Committee may grant awards in a manner that is intended to qualify for the performance based exception to the deductibility limitations of Section 162(m) and conditioned upon the achievement of performance goals as the Committee shall determine, in its sole discretion. The performance goals shall be based on one or more performance measures, and the Committee shall specify the time period or periods during which the performance goals must be met. The performance measure(s) may be described in terms of objectives that are related to the individual participant, the Company, or a subsidiary, division, department, region, function, or business unit of the Company, and shall consist of one or more or any combination of the following criteria: cash flow, profit, revenue, stock price, market share, sales, net income, operating income, return ratios, earnings per share, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per Common Share, favorable comparison to established budgets, return on shareholders’ equity, return on assets, attainment of strategic and operational initiatives, comparisons with various stock market indices, reduction in costs or a combination of such factors, personal performance measures, working capital, total assets, net assets, return on sales, return on invested capital, gross margin, costs, shareholders’ equity, shareholder return and/or productivity or productivity improvement. Performance goals may be expressed in absolute terms or relative to the performance of other entities or the prior performance of LSI. The Committee may adjust or modify the performance objectives or periods, provided that any such modifications meet the requirements of Section 162(m), to the extent applicable unless the Committee determines that such requirements should not be satisfied. Awards intended to qualify for the performance based exception shall not vest or be paid until the Committee certifies that the performance goals have been achieved.

Unrestricted Share Awards

The Committee may grant unrestricted shares on a bonus or other basis for no cash consideration.

Transferability of Awards

No award is transferable other than by will or the laws of descent and distribution, except the Committee may, in its discretion, provide that an award (other than an ISO) is transferable without consideration to a participant’s family member (as defined in the 2012 Plan), subject to such terms and conditions as the Committee may impose. All awards shall be exercisable, during the participant’s lifetime, only by the participant or a permitted transferee.

Termination of Employment

Generally, awards are forfeited upon a participant’s termination of employment; however, the 2012 Plan provides that the Committee: (i) may allow a participant to exercise vested stock options or SARs for a period of time after termination, if not terminated for cause; and (ii) has discretion to provide the extent to which, if any, the vesting of any award is accelerated or forfeited due to a participant’s, death, disability, or retirement, provided that, for awards intended to be performance-based compensation within the meaning of Section 162(m), no vesting may occur or no distribution may be made prior to the attainment of the performance goals, unless otherwise provided by Section 162(m).

Change in Control

Except as otherwise provided in an award agreement, upon a “change in control” as defined in the 2012 Plan: (i) all outstanding stock options and SARs automatically become fully exercisable; and (ii) all restricted share and restricted share unit awards automatically become fully vested.

Recoupment Policy

Awards are subject to forfeiture or repayment pursuant to the terms of any applicable compensation recoupment or recovery policy adopted by the Company, Committee, or Board, including any policy adopted to comply with the rules of any stock exchange on which the shares are traded or the SEC.

Discontinuation of 2012 Plan, Amendments, and Award Substitutions

The Board may amend, alter, or discontinue the 2012 Plan at any time, provided that any such amendment, alteration, or discontinuance has been approved by the Company’s shareholders, if shareholder approval is required under applicable laws, regulations, or exchange requirements (including for the purpose of qualification under Section 162(m) as “performance-based compensation”), and does not materially and adversely impair the rights of any grantee, without his or her consent, under any award previously granted. The 2012 Plan could be amended without shareholder approval in certain nonmaterial ways that could result in an increased cost to the Company. No Awards shall be made under the 2012 Plan after the tenth anniversary of the effective date.

Plan Benefits

The following table discloses the benefits received by the following persons or groups in fiscal 2014. These awards are not necessarily representative of future awards that may be made under the 2012 Plan.

PLAN BENEFITS
AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

Number of Shares
Name and Principal Position	Underlying Awards
Robert J. Ready	53,000
Chairman, President and Chief Executive Officer
Ronald S. Stowell	50,000
Vice President, Chief Financial Officer and Treasurer
James P. Sferra	50,000
Executive Vice President – Manufacturing; Secretary
Scott D. Ready	53,000
President of LSI Industries and LSI Lighting Solutions
David W. McCauley	25,000
President of LSI Graphic Solutions
Named Executive Officers as a Group	231,000
Non-employee Directors as a Group	22,965
Non-NEO Employees as a Group	205,240

2.            Certain Federal Tax Consequences with Respect to Awards

The following information is not intended to be a complete discussion of the U.S. federal income tax consequences of participation in the 2012 Plan and is qualified in its entirety by references to the Code and the regulations adopted under the Code. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law. The federal income tax consequences applicable to officers, directors, and other persons who are subject to potential liability under Section 16(b) of the Exchange Act may be different than the federal income tax consequences applicable to persons who are not subject to Section 16(b). The federal income tax consequences applicable to all persons, whether or not subject to Section 16(b), are described below.

Incentive Stock Options

Generally, under the Code, an optionee will not realize taxable income by reason of the grant or exercise of an ISO granted pursuant to the 2012 Plan (see, however, discussion of alternative minimum tax below). If an optionee exercises an ISO and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and LSI will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a “disqualifying disposition”), the optionee generally will realize ordinary income in the year of disposition and LSI will receive a corresponding deduction in an amount equal to the excess of (i) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (ii) the option price. Any additional gain realized on the disposition will be short-term or long-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he or she sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to a spouse). If the disposition is by sale or exchange, the optionee’s tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying disposition.

The exercise of an ISO may subject the optionee to the so-called “alternative minimum tax” (“AMT”). The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the AMT. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the ISO, no adjustment is then required for purposes of the AMT, but regular income tax, as described above, may result from such disqualifying disposition.

An optionee who surrenders shares as payment of the exercise price of his or her ISO generally will not recognize gain or loss on his or her surrender of such shares. The surrender of shares previously acquired upon exercise of an ISO in payment of the exercise price of another Incentive Stock Option, is, however, a “disposition” of such stock. If the ISO holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

Under the Code, all of the shares received by an optionee upon exercise of an ISO by surrendering shares will be subject to the Incentive Stock Option holding period requirements. Of those shares, a number of shares (the “Exchange Shares”) equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of a disqualifying disposition of the surrendered shares if they were ISO shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The ISO holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Stock Options

Generally, there will be no federal income tax consequences to either the optionee or LSI on the grant of NQSO pursuant to the 2012 Plan. On the exercise of a NQSO, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. LSI will be entitled to a federal income tax deduction (subject to the limitations contained in Section 162(m)) in an amount equal to such excess, provided that LSI complies with applicable reporting rules.

Upon the sale of stock acquired by exercise of a NQSO, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. For individuals, capital losses are deductible only to the extent of capital gains for the year plus $3,000. An optionee who surrenders shares in payment of the exercise price of a NQSO will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See “Incentive Stock Options” above. The optionee will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Stock Appreciation Rights

A participant who is awarded a SAR will not have taxable income upon the grant of such SAR and LSI will not be entitled to a tax deduction by reason of such grant. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the amount of cash and the fair market value of any shares of common stock received. LSI may generally claim a deduction at that time equal to the amount recognized as ordinary income by the participant.

Restricted Share and Restricted Share Unit Awards

The taxability of a restricted share and restricted share unit awards to a participant is dependent upon the extent to which the award is restricted on the date of grant. If the award is either transferable or not subject to a substantial risk of forfeiture, a participant will recognize taxable ordinary income on the date of grant. If the award is both non-transferable and subject to a substantial risk of forfeiture on the date of grant, then unless an election is made as described below, a participant will not recognize taxable ordinary income on the date of grant, but will at such time or times as an award becomes either transferable or not subject to a substantial risk of forfeiture in an amount equal to the fair market value of such shares at that time. Within thirty days of receipt of an award that is not transferable and subject to a substantial risk of forfeiture, a participant may file an election with the Internal Revenue Service to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the shares subject to the award at the time of receipt. In such event, any subsequent appreciation in the value of such shares will not be taxable as compensation to a participant upon the vesting of shares subject to the award. However, if shares subject to the award are forfeited subsequent to such election, a participant will not be entitled to a tax deduction. For purposes of determining the amount of taxable gain or loss upon a subsequent disposition of shares issued pursuant to such an award, the amount of ordinary income to a participant will be treated as the cost basis for such shares. Shares which are held for more than one year after vesting (or in the event of an election as described above, the date of receipt) generally will qualify for long-term capital gain treatment. LSI will be entitled to a deduction in such amount and at such time as ordinary income becomes taxable to the participant.

Application of Section 409A to Deferred Compensation Arrangements

The 2012 Plan provides that the Committee may permit recipients of Awards to defer the distribution of all or part of any Award in accordance with such terms and conditions as the Committee shall establish. To the extent that a participant makes such a deferral election, Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004, subjects the deferral arrangement to certain substantive requirements including (among other items) deferral election and payment timing requirements. In the event that a deferral arrangement fails to comply with Code Section 409A in form or operation, a participant may become subject to: (i) the imposition of Federal income tax on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits are no longer subject to a substantial risk of forfeiture); (ii) a penalty tax of 20 percent of the includable amount (in addition to the regular income tax at ordinary income rates); and (iii) interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.

Withholding of Tax; Company Deduction

Generally, whenever a participant realizes ordinary income under the 2012 Plan, a corresponding deduction is available to LSI provided LSI complies with certain reporting requirements. Under Section 162(m), however, LSI will be denied a deduction for certain compensation exceeding $1,000,000 paid to its “covered employees,” who generally are the Chief Executive Officer and the four other highest-paid executives, excluding (among other things) certain performance-based compensation.

LSI is entitled to withhold, or secure payment from a participant in lieu of withholding, the amount of any tax required by law to be withheld or paid by LSI with respect to any amount payable or shares issuable under a participant’s award.

Conclusion

The foregoing summarizes the U.S. federal income tax consequences, and does not include a discussion of state and local income tax or foreign tax consequences of participation in the 2012 Plan. Participants are encouraged to consult their own tax advisors regarding the federal, state and local tax consequences in their particular circumstances and with respect to their particular awards.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” Proposal 3. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required for approval of this proposal.

Proposal 4. Amendment of the Company’s Nonqualified Deferred Compensation Plan to increase the number of Common Shares available for issuance

1. Summary of Nonqualified Deferred Compensation Plan

Based on the recommendation of the Compensation Committee, the Board of Directors has approved an amendment to the Nonqualified Deferred Compensation Plan (the “Plan”), subject to shareholder approval, to increase the number of Common Shares available for issuance under the Plan by 100,000 shares as further described herein. The Plan was originally effective as of September 15, 1996, and was amended and restated on November 19, 2009 and November 18, 2010. The Board of Directors has determined that it would be in the best interests of the Company and its shareholders to effect this amendment to the Plan and is recommending that shareholders approve this amendment.

The Common Shares to be issued or delivered under the Plan will be authorized and unissued shares or previously issued and outstanding Common Shares reacquired by the Company. The per share closing price of LSI’s Common Shares on September 12, 2014 was $6.69.

The proposed amendment to the Plan is attached to this Proxy Statement as Annex B. The summary below does not purport to be complete and is qualified in its entirety by reference to the Plan document, which has been filed with the SEC. In the event and to the extent that this summary is inconsistent with the Plan document, the Plan document shall govern.

Shares Subject to the Plan

The Plan currently authorizes the issuance of up to 475,000 Common Shares. As it is proposed to be amended, the Plan would authorize the issuance of up to 575,000 Common Shares. As of September 22, 2014, there were 15,395 Common Shares available for issuance. If the amendment is approved, there will be a total of 115,395 Common Shares available for issuance.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors. The Committee’s authority covers such matters as interpreting the Plan, making appropriate changes to awards made under the Plan to reflect changes in the capital structure of the Company, determining the performance goal pursuant to which certain incentive allocations (as defined in the Plan) are based and additional discretionary allocations. The Committee may delegate administrative authority for such matters as record keeping to one or more officers or employees of the Company.

Participation

Participation in the Plan is limited to a select group of management or highly compensation employees of the Company, which persons shall be designated by the Committee as eligible to participate in the Plan.

Election to Defer

Participants in the Plan must make a deferral election for the relevant plan year on forms prescribed by the Committee. The participant may elect to defer up to 100% of his or her compensation for that plan year, and the Committee may provide for separate deferrals for regular earnings and bonuses.

Employer Allocations

Employer Make-Up Allocations. If an election under the Plan causes a participant to receive a smaller allocation of Company contributions and/or forfeitures under the Company’s Retirement Plan, the Company will credit that participant’s deferred compensation account with a proportional amount during the plan year corresponding to the participant’s allocations under the Retirement Plan.

LSI Incentive Allocations. Each participant that has made an election for one of the most recent three plan years is eligible to receive an LSI incentive allocation based on achievement of the performance goal as determined by the Committee in its sole discretion. For each participant, the Committee shall determine the number of Common Shares acquired during each of the three most recent plan years, with a percentage of such number being the number of shares each participant is eligible to receive. This determination and the applicable percentage shall be calculated in accordance with the terms of the Plan. Each participant’s deferred compensation account shall then be credited with an amount equal to the value of this number of Common Shares.

Additional LSI Allocations. The Company may make such additional discretionary allocations to certain participants as are approved by the Committee from time to time.

Investments

Participants’ deferred compensation accounts will be credited with earnings or losses as though invested primarily in LSI Common Shares, with the rate of return, and the time at which participants’ accounts are to be increased or decreased based on this rate of return to be determined by the Committee, in its sole discretion.

Vesting

Participants’ rights to their deferred compensation accounts (as adjusted for earnings and losses) shall be fully vested and nonforfeitable at all times.

Payment of Deferred Amounts

Participants will receive benefits under the Plan in the form of whole Common Shares, with fractional shares to be paid in cash. Participants may elect to receive these benefits in either a single lump sum payment or equal annual installments for not more than 10 years, and may change their election under certain circumstances described in the Plan. A participant who has elected to receive installment payments will have his or her deferred compensation account credited with earnings or losses until payment of the final installment. The Plan gives the Committee sole discretion to approve hardship distributions in the event of an “unforeseeable emergency” (as defined in the Plan). Upon a participant’s death, amounts in that participant’s deferred compensation account will be paid to his or her beneficiary in either a single lump sum payment or equal annual installments, based on that participant’s election in effect at the time of death.

Plan Benefits

The amount of benefits payable in the future under the Plan is not determinable because such benefits depend upon the amount of compensation each participant elects to defer, the amount of employer make-up allocations, and the discretion of the Committee with respect to LSI incentive allocations under the Plan. The following table discloses the benefits received by the following persons or groups in fiscal 2014. These awards are not necessarily representative of future awards that may be made under the Plan.

PLAN BENEFITS
NONQUALIFIED DEFERRED COMPENSATION PLAN

	Participant	Employer
Name and Principal Position	Contributions	Allocations
Robert J. Ready	$--	$36,372
Chairman, President and Chief Executive Officer
Ronald S. Stowell	$20,965	$22,293
Vice President, Chief Financial Officer and Treasurer
James P. Sferra	$--	$23,874
Executive Vice President – Manufacturing; Secretary
Scott D. Ready	$--	$11,365
President of LSI Industries and LSI Lighting Solutions
David W. McCauley	$--	$2,306
President of LSI Graphic Solutions
Named Executive Officers as a Group	$20,965	$96,210
Non-employee Directors as a Group	$--	$--
Non-NEO Employees as a Group	$50,633	$15,308

Termination and Amendment

The Board of Directors may terminate or amend the Plan at any time; subject to shareholder approval if required under applicable rules and regulations.

2.   Certain Federal Income Tax Consequences

The following is a brief and general discussion of the federal income tax rules applicable to the Plan and does not discuss state, local or foreign tax consequences. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Plan.

Section 409A

In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. The Plan is intended to comply with the requirements of Section 409A and all material provisions of the Plan are intended to be construed in a manner consistent with Section 409A and any guidance issued thereunder, however, no assurances can be made in this regard.

Deferrals

Participant deferrals made pursuant to the Plan are generally not subject to federal income taxes at the time of deferral. However, such deferred compensation will be includible in the participant’s wages and both the Company and the participant must pay FICA and other applicable employment taxes on such amounts at the time of the deferral.

Employer Allocations

Employer allocations are also generally not subject to federal income taxes at the time they are credited to a participant’s account. However, when the participant vests in any employer allocations, the vested amount will be includible in the participant’s wages for purposes of FICA and other applicable employment taxes. The amount includible in the participant’s wages will be based on the fair market value of the Employer allocations on the applicable vesting date.

Payment of Deferred Amounts

In the year in which the participant’s account (consisting of deferrals, employer allocations and any related earnings) is distributed, the participant will recognize ordinary income for federal income tax purposes in an amount equal to the value of any cash distributed plus the fair market value of any Common Shares distributed.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 4. The affirmative vote of a majority of Common Shares voting at the Annual Meeting is required to approve this proposal.

Proposal 5. Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Act”), enacted in July 2010, provides LSI Industries’ shareholders the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation package, commonly known as “Say-on-Pay,” to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as described in the “Executive Compensation” section beginning on page 17. Because your vote is advisory, it will not be binding upon the Compensation Committee or the Board of Directors; however, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 5. The Board of Directors will give due consideration to the outcome of this non-binding, advisory vote.

Other Matters

Approval of any other matters considered at the Annual Meeting, including postponement or adjournment, will require the affirmative vote of a majority of Common Shares voting at the meeting.

MANAGEMENT

Directors and Executive Officers

Directors and executive officers of LSI Industries are:

		Common Shares Beneficially Owned
Name and Age	Position	Amount		Percentage

Robert J. Ready (74) (a)	Chairman and Chief Executive Officer	1,175,223	(e)(f)	4.69%

James P. Sferra (75) (a)	Executive Vice President- Manufacturing; Secretary and Director	575,970	(e)(f)	2.30%

Scott D. Ready (52)	President, and President of LSI Lighting Solutions	302,159	(e)(f)	1.20%

Ronald S. Stowell (64)	Vice President, Chief Financial Officer and Treasurer	252,660	(e)	1.00%

David W. McCauley (65)	President of LSI Graphic Solutions and President of Grady McCauley Inc.	173,285	(e)	*

Wilfred T. O’Gara (57) (b)(c)(d)	Director	47,584	(e)	*

Mark A. Serrianne (67) (b)(c)(d)	Director	46,057	(e)	*

Dennis B. Meyer (80) (b)(c)(d)	Director	45,646	(e)	*

Gary P. Kreider (76)	Director	44,765	(e)	*

Robert P. Beech (61) (b)(c)(d)	Director	8,729		*

All Directors and Executive Officers as a Group (Ten Persons)		2,581,443	(g)	10.29%

______________________________

Information as of September 22, 2014

(a)	Executive Committee Member
(b)	Compensation Committee Member
(c)	Audit Committee Member
(d)	Nominating and Corporate Governance Committee Member
(e)

Includes options exercisable within 60 days as follows:   Mr. Robert Ready of 188,750 shares; Mr. Sferra of 179,500 shares; Mr. Scott Ready of 177,750 shares; Mr. Stowell of 174,500 shares; Mr. McCauley of 133,750 shares; Mr. O’Gara of 28,000 shares; Mr. Kreider of 28,000 shares; Mr. Meyer of 28,000 shares; and Mr. Serrianne of 28,000 shares.

(f)	Includes indirect beneficial ownership for Mr. Robert Ready of 90,635 shares, and for Mr. Scott Ready of 5,625 shares.
(g)	This total counts only once 90,635 shares reported above as both indirect beneficial holdings of Robert J. Ready and as direct holdings of Scott D. Ready.

*	Less than 1%

Robert J. Ready is the founder of the Company and has served as its President from 1976 to 2010 and as a Director since 1976.  Mr. Ready was appointed Chairman of the Board of Directors in February 1985.  Mr. Ready is also a Director of Meridian Bioscience, Inc.  Mr. Ready’s experience as one of the Company’s founders and as its only chief executive officer gives him unparalleled insights into all aspects of the Company’s business and strategic operations, which, in turn, he is able to contribute to the Board as a result of his position as Chairman.

James P. Sferra shared in the formation of the Company and has been a Director since 1976.  Mr. Sferra has served as Corporate Vice President of Manufacturing from November 1989 to November 1992, and as Executive Vice President-Manufacturing since then.  Prior to that, he served as Vice President-Manufacturing of LSI Lighting Systems, a division of the Company.  In 1996 he was appointed Secretary of the Company.  The Board believes that Mr. Sferra is uniquely qualified to sit on the Board given his long-standing tenure with the Company and his familiarity with the integral manufacturing component of its operations.

Scott D. Ready has served as President of LSI Industries Inc. since November 2010 and as President of the LSI Lighting Segment since July 2004.  Prior to that, he held various sales and other positions at the Company, including Vice President of the Image Group, Vice President Petroleum Sales, and Regional Sales Manager.  Mr. Scott Ready has been employed by the Company since 1985 and is the son of Robert J. Ready.

Ronald S. Stowell has served as Chief Financial Officer since December 1992, and was appointed Treasurer in November 1993 and Vice President in November 1997.  From 1985 to November 1992, Mr. Stowell served as Corporate Controller of Essef Corporation (a NASDAQ listed company), headquartered in Chardon, Ohio, a manufacturer of high performance composite and engineered plastics products.

David W. McCauley has served as President of the LSI Graphics Segment since April 2003 and as either President or Vice President of Operations of Grady McCauley Inc. (a subsidiary of the Company involved in graphics) since June 1997.  Prior to the June 1997 acquisition date, Mr. McCauley was a founder and Vice President of Grady McCauley, Inc.

Robert P. Beech has been a Director since July 2013. Mr. Beech has been engaged as Entrepreneur-in-Residence for biosciences at CincyTechUSA since 2013. From 2004 through 2012 he was a senior executive at Intrexon Corporation, when it was a privately held biotechnology company based in Maryland. Prior to 2003, he was CEO of Digineer, Inc., an international healthcare IT software and services company he founded in 1986 and led until 2002. The Board believes that Mr. Beech’s substantial experience leading high-technology ventures as a CEO or senior corporate executive qualify him to serve on the Board, as well as the Audit, Compensation, and Nominating and Corporate Governance Committees.

Gary P. Kreider has been a Director since April 2002.  For over five years Mr. Kreider has been a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel.  His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963.  Effective October 1, 2005 Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings although his affiliation with the firm continues.  Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporation Law Committee.   The Board believes that Mr. Kreider’s legal experience as a prominent corporate and securities practitioner and his corporate and public-company board experience make him well qualified to sit on the Board, which must deal with the myriad issues presented by virtue of the Company being publicly-traded.

Dennis B. Meyer has been a Director since August 2001.  Mr. Meyer retired from the Board and Executive Committee of Midmark Corporation in January 2005.  Mr. Meyer was Executive Vice President of Midmark Corporation from 1985 to 2001, and held several other executive and managerial positions during his 36 years with that company.  The Board believes that Mr. Meyer’s breadth of knowledge and experience in the areas of business development and corporate strategy, as well as his status as an independent director, make his service on the Board, as well as the Audit, Compensation, and Nominating and Corporate Governance Committees, extremely beneficial to the Company.

Wilfred T. O'Gara has been a Director since January 1999.  Mr. O'Gara has been the President and Chief Executive Officer of The O'Gara Group, Inc., a security and defense related firm, since 2003.  Mr. O’Gara has been identified as an “audit committee financial expert” under SEC guidelines given his understanding of accounting and financial reporting, disclosures and controls. The Board believes that Mr. O’Gara’s independence from management, experience as a successful principal executive and his designation as an audit committee financial expert make his service integral to the Board as well as to the Audit, Compensation, and Nominating and Corporate Governance Committees given the frequency with which these bodies must deal with complex matters.

Mark A. Serrianne has been a Director since August 2004.  Mr. Serrianne retired as Chairman of Northlich, Inc. September 30, 2008 and was principal owner and Chief Executive Officer of Northlich from 1998 to January, 2008.  Northlich is a privately held brand strategy, marketing communication and public relations company with headquarters in Cincinnati, Ohio.  Mr. Serrianne has held a number of positions with Northlich from 1974 through 1996 when he became President.  The Board believes that Mr. Serrianne’s insight into the high-level corporate governance, executive compensation and business management issues, gained through experience at various levels of corporate management, and his status as an independent director, qualify him to serve on the Board, as well as the Audit, Compensation, and Nominating and Corporate Governance Committees. Mr. Serrianne is also the Lead Director of the Company’s Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, Directors, and persons who own more than ten percent of the Company’s Common Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file within two days of a transaction in shares of the Company.  Based solely upon its review of copies of such forms received by it, and upon written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal 2014 all filing requirements were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses and analyzes the compensation awarded to, earned by, or paid to the executive officers set forth in the Summary Compensation Table on page 23 (collectively, the “named executive officers” or “NEOs”).  It also discusses the principles underlying our policies and decisions.

Who oversees the Company’s compensation program?

Our Board of Directors has appointed a Compensation Committee comprised of independent Directors to oversee our compensation policies and programs.  The Committee’s functions and members are described beginning on page 36.  One important purpose of the Committee is to review and approve the compensation of our NEOs.

Our CEO provides recommendations to the Committee with respect to various components of compensation for the named executive officers.  After careful review, our CEO provided to the Compensation Committee a recommendation to increase the base salaries of the NEOs, depending on the particular NEO, in the range of 0% to 5.5%.  Our CEO did not provide any recommendation to the Committee with respect to his salary level.

Our CEO also makes recommendations to the Committee with respect to the bonus payments to be made pursuant to the Company’s Incentive Compensation Plan.  A description of this Incentive Plan and a discussion of the Committee’s process for determining payments pursuant to the Incentive Plan are discussed below.  Our CEO also makes recommendations for all NEOs, including himself, to the Committee with respect to the amount of stock option awards to be made.  Our CEO makes these recommendations based on his consideration of the compensation expense to the Company, the fair value of the equity awards and the performance of LSI and individual NEO contributions toward such performance.  Our CEO also makes recommendations on bonus amounts for all NEOs and himself based on the specific base guidelines set forth in the Incentive Plan.

The Committee seriously considers the input of our CEO in connection with its compensation processes and decisions.  Although the Committee is not obligated to follow all of the CEO’s recommendations, the Committee views the input of the CEO as meaningful, particularly with respect to the compensation to be paid to other NEOs as such other NEOs report directly to the CEO.  The Committee believes that the CEO is in the best position to provide input relating to the performance and compensation issues it considers with respect to NEO compensation.  NEOs other than our CEO do not provide recommendations to the Committee with respect to compensation matters.

What are the objectives of the Company’s compensation program?

In setting our compensation program, the Committee strives to enhance the Company’s overall fundamental objective of providing long-term value for our shareholders and employees.  The Committee also places major emphasis on retaining current management and incentivizing key managers to align their interests to make them consistent with the Company’s growth.  The Committee believes that the interests of management and shareholders can be more closely aligned by providing executives with competitive levels of compensation that will enable us to attract and retain key executives by rewarding exceptional individual performance, and by tying executive pay to overall corporate performance.

At our 2013 Annual Shareholders’ Meeting, LSI held an advisory vote on the compensation of its NEOs, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with over 97% of votes cast in favor of our 2013 say-on-pay resolution. Based on the results of the 2013 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the named executive officers and LSI’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

What is the compensation program designed to reward?

Our compensation program is designed to reward both Company and individual performance, measured by overall Company results and the attainment of individual’s goals and productivity.  Each year our Compensation Committee decides whether or not to grant annual cash incentives to our corporate officers, including the NEOs.  While the Committee retains significant discretion with respect to awarding annual cash incentives, these annual cash incentives are designed to reward the attainment throughout the year of certain personal goals, as well as the Company’s overall profitability which can be based on results achieved by the business as a whole and/or the extent to which performance targets are achieved for each of the Company’s business locations and segments.  Factors evaluated when analyzing the attainment of personal goals include the officer’s attitude, performance, and contribution to the Company’s profitability and success.  With respect to the Company’s overall profitability, the primary measures considered by the Committee for fiscal 2014 performance included the results of the Company’s business as a whole, especially the further reduction in costs and expenses, including its business locations and segments.

What are the elements of compensation?

The table below summarizes the elements of our compensation program for our named executive officers.

Element	Form of Compensation	Purpose	Risk Profile
Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low to Moderate

Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals	Moderate to High

Long-Term Equity Incentives	Incentive Stock Options, nonqualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in LSI so that their interests are aligned with our shareholders	High

Health, Retirement and Other Benefits

Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; nonqualified deferred compensation plan; and certain perquisites

		Benefit plans are part of a broad-based employee benefits program; the nonqualified deferred compensation plan and perquisites provide competitive benefits to our executive officers	Low

Each of these elements of pay is described below in further detail.

The Committee has reviewed the risk profile of the pay elements of the Company’s executive compensation program, including the performance drivers used in connection with incentive awards, and has considered the risks an NEO might be incentivized to take with respect to such elements. When establishing the mix among these elements, the Committee is careful not to encourage excessive risk taking. Specifically, the performance drivers contained in the Company’s executive compensation programs have been balanced between annual and long-term incentive compensation to ensure that both components are aligned and consistent with our long-term business plan and that our overall mix of equity-based awards has been allocated to promote an appropriate combination of incentive and retention objectives.

The Committee believes that the Company’s executive compensation program does not incentivize the NEOs to engage in business activities or other behavior that would threaten the value of the Company or the investments of its shareholders.

The Committee continues to monitor and evaluate on an on-going basis the mix of compensation, especially equity compensation, awarded to the named executive officers, and the extent to which such compensation aligns the interests of the NEOs with those of our shareholders. In connection with this practice, the Committee has, from time to time, reconsidered the structure of the Company’s executive compensation program and the relative weighting of various elements of pay.  Please refer to our discussion under “Pay Mix” beginning on page 22.

Base Salaries

The Compensation Committee annually reviews the base salaries of our named executive officers and each such officer’s level of responsibility and potential, as well as salary levels offered by competitors and the overall marketplace competition.  Each executive’s particular division is reviewed, and its contribution to the overall results of the Company is assessed.

The Committee applies a collective, subjective evaluation of the above factors to determine the annual base compensation level of its named executive officers in light of the Company’s performance and, in certain cases, the performance of various divisions.  The Committee does not utilize a particular objective formula as a means of establishing annual base salary levels.

After considering industry-wide and company-specific economic conditions, the Committee attempts to assess whether recommendations with respect to salary levels for NEOs are subjectively fair and in amounts high enough to retain such NEOs.

At its meeting on August 20, 2013, the Compensation Committee increased the annual base salaries of the NEOs by in a range of 0% to 5.5%, effective September 1, 2013, which is in line with the wage and salary increases approved for substantially all LSI employees effective September 9, 2013.

Annual Cash Incentives

The Committee strongly believes that annual cash incentives provide a direct financial incentive to achieve corporate and individual operating goals.

On January 20, 2010, the Committee adopted an incentive plan to create a discretionary bonus pool for which all non-unionized employees, including executive officers, are eligible to participate. While the plan was not evidenced in writing, it was contemplated that allocations from the pool would be discretionary and based upon management’s evaluation of results achieved by the business as a whole and by the individual participants.

Given the Company's business plan in this challenging economic environment and the cost savings and business results achieved, the Committee felt that the Company’s performance in light of the Committee’s discretion allowed the Company to pursue goals that the Committee believed to be challenging for LSI, yet achievable.  Management and the Committee believe that this alignment of objectives and LSI’s business plan and the performance measurement on which bonuses are based is in the best interests of all of LSI’s shareholders. At a meeting on August 20, 2013, the Committee determined not to award any cash bonus payments pursuant to the bonus plan in respect of fiscal 2013 compensation.

At a meeting on August 20, 2013 the Committee approved the Fiscal 2014 Incentive Compensation Plan for Named Executive Officers (the “2014 Incentive Plan”). The 2014 Incentive Plan provides for cash bonus awards to the Company’s named executive officers that are driven by the achievement of defined key performance indicators which reflect LSI’s operating results.  A graduated scale of bonus potential stated as a percentage of base salary is identified  at indicated levels of achievement of key performance indicators. The primary performance indicator is the Company’s operating income.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.  Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Long-Term Equity Incentives

Long-term equity incentive compensation is comprised of nonqualified stock options, restricted stock, and stock appreciation rights.  These awards are made under the 2012 Stock Incentive Plan.  The purpose of such awards is to encourage executive officers to build and maintain a long-term equity ownership position in the Company so that their interests are aligned with those of our shareholders.

The 2012 Stock Incentive Plan was adopted by our shareholders for the purpose of allowing LSI to compete successfully in retaining and attracting key employees and Directors of outstanding ability, to stimulate the efforts of such persons toward the Company's objectives and to encourage the identification of their interests with those of the Company's shareholders. Under the 2012 Stock Incentive Plan, the Committee has authority in its discretion to determine, after considering the recommendations or advice of any officer or employee of the Company or attorneys, consultants, accountants or other advisors as it may select, to whom, and the time or times at which, awards may be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award, the duration of the award, and all other terms of the award. In other words, the Committee has the discretion to determine the recipients and terms and conditions of all awards granted under the 2012 Stock Incentive Plan. This broad amount of discretion that the 2012 Stock Incentive Plan provides to the Committee allows the Committee to consider the Company's results and the role of management in enabling the Company to achieve such results. We incorporate this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

In connection with the stock options granted to the NEOs, the Committee exercised its discretion after it reviewed information relating to historical grants of stock options by the Company.  In recognition of the Company’s performance under the leadership of the NEOs as described above, the Committee sought to reward the NEOs by awarding them stock options in an amount that would be significant in relation to the other annual compensation paid to these individuals, and in the Committee’s judgment, reasonable and appropriate after considering the NEO’s total compensation in relation to that of the most senior executives of companies in similar industries identified in reports prepared for the Committee.  Although the Committee considers the compensation of such peer group companies' senior executives, they do not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof.  The size of the award was not determined by application of any formula, but rather reflected the Committee’s desire to encourage and reward high levels of performance.

The Committee is responsible for administration of the 2012 Stock Incentive Plan, both with respect to executive officers, including the NEOs, the Directors and all other employees.  To that end, based on the CEO’s recommendation, the Committee determines which employees and Directors receive options, the time of grant, and the number of shares subject to the option.  All option exercise prices are set at the last closing sale price for the Company’s common shares on the effective date of grant.  The Committee bases its individual stock options awards upon LSI performance, the past contributions of the particular employee and the capability of the employee to impact positively our future success and profitability. Although LSI does not have a written policy regarding the timing or practices related to granting equity awards, neither LSI nor the Committee engages in spring-loading, back-dating or bullet-dodging practices.

For fiscal year 2013, the Committee granted stock options to named executive officers as follows: Robert J. ready – 53,000 shares; James P. Sferra – 50,000 shares; Scott D. Ready – 53,000 shares; Ronald S. Stowell – 50,000 shares; and David W. McCauley – 25,000 shares. The Committee based its determination on LSI’s overall financial performance for 2013 and the recommendation of the CEO to the Committee regarding such grants.

Health, Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans.  The objective of our group insurance plans is to provide our executive officers with reasonable and competitive levels of protection which could interrupt the officer’s employment and/or income received as an active employee.

The objective of the retirement plans is to provide a competitive level of retirement income to executive officers and to reward them for continued service with the Company.  The retirement plans offered to named executive officers include the Nonqualified Deferred Compensation Plan and the Retirement Plan.  The Retirement Plan is a designated money purchase pension plan with a 401(k) component and a profit sharing component, and is generally available to all of our non-union employees with at least six consecutive months of employment.  The Nonqualified Deferred Compensation Plan is discussed in more detail on page 28.

Executive perquisites are kept by the Committee to a minimal level and do not play a significant role in executive compensation.  These benefits, and their incremental cost to the Company, are described in the All Other Compensation Table and its footnotes.  The Committee believes these perquisites to be reasonable, comparable with peer companies, and consistent with the Company’s overall compensation practices.

On January 25, 2005, the Company entered into amended agreements with our CEO and Executive Vice President - Manufacturing. These agreements govern the respective executive’s transition from full-time employment at such time as the executive notifies the Company that the transition shall commence.  The Company has not been advised of any such notifications as of the date of this Proxy Statement.  The agreements provide, among other things, that as compensation for their continued employment during a three year transitional period, those executives shall be paid for their respective services in each year at annual rates of 60%, 50% and 40%, respectively, of the average of their respective last five full fiscal years’ compensation.  These agreements are described further on page 30.

Pay Mix

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles.  As a result, a portion of an NEO’s total 2014 compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Incentive Plan.  As such, through this mix of pay, non-performance has a significant affect on the amount of compensation realized by executive officers.

While we did not engage in any such analysis in fiscal 2014, from time to time we have considered competitive market compensation paid by other companies, such as greater-Cincinnati based companies and companies that we consider to be peers or competitors, but we do not attempt to maintain a certain target percentile within these groups or otherwise rely on those data to determine executive compensation.  Rather, we review benchmark studies from time to time and incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.  We strive to achieve an appropriate mix between equity incentive awards and cash payment in order to meet our objective.  Other than as set forth in our Incentive Compensation Plan, which is a purely discretionary plan, any apportionment goal is not applied rigidly and does not control our compensation decisions.  We use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.  We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of LSI shares.  We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with LSI on a cost-effective basis.

Termination or Change-in-Control Agreements

Effective October 3, 2011, our Board of Directors approved and adopted the LSI Industries Inc. Change in Control Policy (the “CIC Policy”), applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of LSI’s shareholders in the event of a change in control transaction. LSI also has agreements with Messrs. Ready and Sferra. For a further discussion on this topic, please see the section titled “Potential Payments Upon Termination or Change in Control” beginning on page 29.

Internal Pay Equity

Although the Committee does not review tally sheets, it does consider information prepared internally with respect to an analysis of internal pay equity for the salaries of the named executive officers with respect to each other.

Tax Treatments

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to each NEO.  There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.  The Committee believes that all compensation paid to the NEOs is properly deductible under Section 162(m), but no assurance can be made in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management.  Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Dennis B. Meyer (Chairman)
Robert P. Beech
Wilfred T. O’Gara
Mark A. Serrianne

The following tables set forth information regarding annual, long-term, and other compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and each of the other three named executive officers at June 30, 2014 for services rendered to the Company and its subsidiaries.

Compensation Tables and Other Information

The following table provides information regarding the compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during fiscal years 2012 to 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Robert J. Ready	2014	$692,160	$ --	$ --	$139,888	$ --	$ --	$ 96,351	$928,399
Chairman and Chief	2013	688,671	--	--	95,094	--	--	124,667	908,432
Executive Officer	2012	693,811	--	--	--	--	--	199,733	893,544

Ronald S. Stowell	2014	$349,408	$ --	$ --	$131,970	$ --	$ --	$ 54,973	$536,351
Vice President, Chief Financial	2013	334,944	--	262	84,528	--	--	86,154	505,888
Officer and Treasurer	2012	333,020	--	--	--	--	--	84,720	417,740

James P. Sferra	2014	$551,655	$ --	$ --	$131,970	$ --	$ --	$ 93,077	$776,702
Executive Vice President –	2013	548,426	--	--	84,528	--	--	91,532	724,486
Manufacturing; Secretary	2012	550,366	--	--	--	--	--	83,892	634,258

Scott D. Ready	2014	$391,434	$ --	$ --	$139,888	$ --	$ --	$ 50,180	$581,502
President, and President of LSI	2013	371,908	--	--	95,094	--	--	66,807	533,809
Lighting Segment	2012	362,227	--	--	--	--	--	61,838	424,065

David W. McCauley	2014	$280,359	$ --	$ --	$65,985	$ --	$ --	$ 57,636	$403,980
President of LSI Graphics	2013	265,467	--	--	31,698	--	--	53,092	350,257
Segment	2012	266,390	--	--	--	--	--	45,996	312,386

1.	Salary compensation represents the base salary paid during the fiscal year.

2.	Bonus compensation represents the discretionary incentive compensation expensed during the fiscal year and paid out in August following the fiscal year-end.

3.

Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with FASB ASC Topic 718 (Compensation –Stock Compensation).   There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2014.

4.	All other compensation includes the items indicated in the table below.

ALL OTHER COMPENSATION

Name	Fiscal Year	Automobile Allowance and Operating Expenses (1)	Professional Fee Allowance	Life Insurance (2)	Long-term Disability Insurance (3)	Qualified Retirement Plan Contributions (4)	Non-qualified Deferred Compensation Plan Contributions (5)	Pay in Lieu of Time Off (6)	Total ($)

Robert J. Ready	2014	$32,076	$--	$7,045	$6,405	$15,852	$34,973	$--	$96,351
	2013	33,330	10,000	7,045	6,351	15,596	36,372	15,973	124,667
	2012	33,816	10,000	7,316	7,608	7,664	41,044	92,285	199,733

Ronald S. Stowell	2014	$22,925	$5,000	$3,643	$--	$15,852	$7,553	$--	$54,973
	2013	25,363	5,000	3,643	--	15,596	22,293	14,259	86,154
	2012	24,920	--	23,484	--	7,664	13,652	15,000	84,720

James P. Sferra	2014	$26,638	$8,000	$7,292	$11,563	$15,852	$23,732	$--	$93,077
	2013	25,756	8,000	7,292	11,014	15,596	23,874	--	91,532
	2012	26,049	8,000	7,573	10,491	7,664	24,115	--	83,892

Scott D. Ready	2014	$17,130	$5,000	$1,283	$--	$15,852	$10,915	$--	$50,180
	2013	15,838	2,563	1,285	--	15,596	11,365	20,160	66,807
	2012	17,465	--	1,104	--	7,664	10,583	24,842	61,838

David W. McCauley	2014	$17,033	$--	$5,501	$--	$15,852	$3,304	$15,946	$57,636
	2013	18,076	--	3,762	--	15,596	2,306	13,352	53,092
	2012	18,018	--	3,907	--	7,664	5,492	10,915	45,996

1.	Automobile allowance includes an annual cash allowance plus the tax grossed-up amount of automobile operating expenses (gasoline, maintenance, etc.).

2.

Life insurance includes the taxable premium associated with the Company’s group term life insurance program.  Additionally, for Mr. Stowell, life insurance compensation also includes $19,700 in 2012 from the tax grossed-up amount of premium on an individual life insurance policy. After 2012, Mr. Stowell no longer receives tax grossed-up life insurance compensation.

3.	Long-term disability premiums are for supplemental individual policies for Mr. Robert Ready and Mr. Sferra.

4.

Qualified retirement plan contributions are made to the accounts of each executive pursuant to the LSI Industries Inc. Retirement Plan.  These contributions in 2014 and 2013 include a guaranteed contribution of 4% of covered compensation (as defined by the Plan and ERISA regulations), plus 4% of covered compensation that is above the applicable FICA limit.  This contribution was at a 2% level in fiscal year 2012.  Additionally, this amount includes a pro rata share of the Company’s discretionary profit sharing contribution, if any.

5.

Nonqualified deferred compensation plan contributions are made to the Company’s executives’ accounts at the same percentage as in the Company’s qualified retirement plan (see note 4 above) for any compensation (salary and bonus) not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  The Company also expensed the following discretionary deferred compensation plan contributions in fiscal year 2012:  Mr. Robert Ready $17,000; Mr. Stowell $7,000; Mr. Sferra $10,000; Mr. Scott Ready $3,000; and Mr. McCauley $3,000.  Additionally, Mr. Stowell received a matching contribution of $14,357 for fiscal 2013 related to deferral of a portion of his salary and bonus as provided for in the Company’s nonqualified deferred compensation plan.

6.

Certain executives did not take time off for all earned vacation or for a floating holiday, and therefore received pay at their normal base salary rate in lieu of time off. The Company’s Compensation Committee of the Board of Directors eliminated pay in lieu of time off for the Company’s Named Executive Officers in August 2013.

GRANTS OF PLAN-BASED AWARDS

This table sets forth certain information regarding all grants of plan-based awards made to the named executive officers during fiscal 2014.

Name	Grant Date	Date of Committee Action	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

Robert J. Ready	8/23/13	8/20/13	53,000	$7.20	$2.64

Ronald S. Stowell	8/23/13	8/20/13	50,000	$7.20	$2.64

James P. Sferra	8/23/13	8/20/13	50,000	$7.20	$2.64

Scott D. Ready	8/23/13	8/20/13	53,000	$7.20	$2.64

David W. McCauley	8/23/13	8/20/13	25,000	$7.20	$2.64

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of June 30, 2014.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert J. Ready	10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10 8/16/12 8/23/13	30,000 25,000 20,000 20,000 65,000 17,250 11,250 --	-- -- -- -- -- 5,750 33,750 53,000	-- -- -- -- -- -- -- --	$ 9.96 17.60 19.76 8.98 8.40 5.21 6.58 7.20	10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20 8/16/22 8/23/23	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

Ronald S. Stowell	10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10 8/16/12 8/23/13	25,000 20,000 25,000 30,000 45,000 16,500 10,000 --	-- -- -- -- -- 5,500 30,000 50,000	-- -- -- -- -- -- -- --	$ 9.96 17.60 19.76 8.98 8.40 5.21 6.58 7.20	10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20 8/16/22 8/23/23	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

James P. Sferra	10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10 8/16/12 8/23/13	30,000 25,000 20,000 20,000 60,000 16,500 10,000 --	-- -- -- -- -- 5,500 30,000 50,000	-- -- -- -- -- -- -- --	$ 9.96 17.60 19.76 8.98 8.40 5.21 6.58 7.20	10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20 8/16/22 8/23/23	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

Scott D. Ready	10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10 8/16/12 8/23/13	20,000 20,000 25,000 30,000 45,000 16,500 11,250 --	-- -- -- -- -- 5,500 33,750 53,000	-- -- -- -- -- -- -- --	$ 9.96 17.60 19.76 8.98 8.40 5.21 6.58 7.20	10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20 8/16/22 8/23/23	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

David W. McCauley	10/27/04 8/24/06 8/24/07 8/22/08 8/21/09 8/19/10 8/16/12 8/23/13	20,000 20,000 25,000 30,000 30,000 11,250 3,750 --	-- -- -- -- -- 3,750 11,250 25,000	-- -- -- -- -- -- -- --	$ 9.96 17.60 19.76 8.98 8.40 5.21 6.58 7.20	10/27/14 8/24/16 8/24/17 8/22/18 8/21/19 8/19/20 8/16/22 8/23/23	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --	-- -- -- -- -- -- -- --

(1)	Stock options have a ten-year term and generally vest at a rate of 25% per year beginning with the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

The following table provides information for each of the named executive officers on stock option exercises during fiscal 2014, including the number of shares acquired upon exercise and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Robert J. Ready	None	N/A	None	N/A

Ronald S. Stowell	None	N/A	None	N/A

James P. Sferra	None	N/A	None	N/A

Scott D. Ready	None	N/A	None	N/A

David W. McCauley	None	N/A	None	N/A

(1)	The value realized on exercise is the market value at the time of exercise of the shares purchased less the exercise price paid.

NONQUALIFIED DEFERRED COMPENSATION

The Company has a Nonqualified Deferred Compensation Plan that allows for both employee contributions and company contributions.  This is a funded plan so that when contributions are made into the plan they are 100% invested in Common Stock of the Company.  A group of employees of the Company having an annual base salary above a certain limit are invited to defer a portion of their salary and/or bonus into this plan.  A Company matching contribution may be made on up to 40% of an executive’s salary and bonus compensation at a matching percentage that is either 20%, 25% or 30% for the named executive officers, depending upon the actual return on average shareholders’ equity (“ROE”) achieved as compared to the plan for the fiscal year.  An executive’s deferral into the plan in the current fiscal year can be matched for the current fiscal year as well as the two subsequent fiscal years if the ROE targets are achieved in any of those years.  A company make-up contribution will also be made into the plan on behalf of the named executives at the same percentage as in the Company’s qualified retirement plan for any salary and bonus compensation not receiving a benefit in the qualified retirement plan due to ERISA imposed limits on covered compensation or because the executive elected to defer salary and/or bonus into the deferred compensation plan.  Additionally, the Compensation Committee of the Board of Directors may award employees a discretionary Company contribution to be funded into the Plan.

The following table provides information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during fiscal 2014 and the aggregate balance of the accounts as of June 30, 2014.

Name	Executive Contributions in Fiscal 2014 ($) (1)	Registrant Contributions in Fiscal 2014 ($) (2)	Aggregate Earnings in Fiscal 2014 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at June 30, 2014 ($)

Robert J. Ready	$--	$36,372	$4,293	$--	$686,573

Ronald S. Stowell	$20,965	$22,293	$1,809	$--	$480,670

James P. Sferra	$--	$23,874	$2,807	$--	$427,102

Scott D. Ready	$--	$11,365	$1,269	$--	$55,680

David W. McCauley	$--	$2,306	$341	$--	$195,295

(1)	Executive contributions are included as part of the Executives’ salary in the Summary Compensation Table. This was also the case in prior years.

(2)

LSI, or Registrant, contributions included in this table were accrued as expense by the Company in fiscal 2013 and funded into the Named Executive’s account in fiscal 2014.  As such, these amounts are included in the Summary Compensation Table in the 2013 data, but not for 2014.  The amount accrued by the Company as expense in fiscal 2014 is included in the Summary Compensation Table in the 2014 data.

(3)

Aggregate earnings are included as part of the Executives’ change in nonqualified deferred compensation earnings in the Summary Compensation Table.  Aggregate earnings represent the change in the market price of common stock of the Company as all account balances in the nonqualified deferred compensation plan are invested in common stock of the Company.

(4)

Named executives and other managers with balances in the nonqualified deferred compensation plan are fully vested in their account balances.  Participants in this plan may receive installment or lump sum distributions upon termination of employment from the Company (not before a date which is six months after termination for the named executive officers).  There is also a provision for hardship distributions in the event of an unforeseeable emergency that would result in a severe financial hardship to the participant.  All distributions are made in the form of Common Shares of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except as described elsewhere in this Proxy Statement, the named executive officers do not have employment or severance agreements with the Company.  In addition, any agreements, plans or arrangements that provide for payments to a named executive officer at, following, or in connection with any termination (including retirement) of such named executive officer, do not discriminate in scope, terms or operation in favor of the named executive officer, and are available generally to all salaried employees. The Company’s Change in Control (“CIC”) Policy was approved and adopted by the Board of Directors effective October 3, 2011.

The CIC Policy is applicable to all of the NEOs, and the purpose of which is to help diminish any potential distraction and encourage the NEOs to act in the best interests of LSI’s shareholders in the event of a change in control transaction.

CIC Policy. Generally, under the CIC Policy, subject to certain conditions surrounding post-change in control employment, in the event of a qualifying change in control, each named executive officer will be entitled to receive:

●	Base salary, accrued bonus and certain other benefits through the termination of employment;

●

Lump sum payment equal to two times the sum of the base salary in effect immediately preceding the change in control, plus the average of the cash bonus amounts paid for each of the two fully-completed fiscal years immediately preceding the fiscal year of the change in control; and

●	Continued participation in medical and dental plans for a twenty-four month period.

Equity Award Acceleration.  The terms of stock options granted under the shareholder approved 2012 Stock Incentive Plan and the 2003 Equity Compensation Plan generally provide for the acceleration of vesting upon a change in control or upon the executive officer’s death, disability or retirement.

Equity Acceleration Upon Change in Control.  No NEO is entitled to any equity payment or accelerated equity benefit in connection with a change in control of the Company, except for accelerated vesting and exercisability of stock options granted under the 2012 and 2003 plans.  Generally speaking, a change in control occurs if (i) someone acquires 25% or more of the Company’s Common Shares or (ii) a majority of the Board is replaced in any one year period other than by new directors approved by two-thirds of the existing directors.

Equity Acceleration Upon Death, Disability or Retirement.  If an NEO’s employment with the Company is terminated by reason of death, disability or retirement, all stock options granted under the 2003 Plan will vest in full and become immediately exercisable.  Under the 2012 and 2003 plans, retirement means termination other than for cause, death or disability by an NEO who is at least 65 years old or 55 years old with at least ten years of employment with the Company or one of its subsidiaries.

As of June 30, 2014, the end of the Company’s fiscal year, the NEOs owned the following amounts of unvested stock options:  Mr. S. Ready, 92,250; and all other NEOs, none.  The exercise prices of most of the stock options held by the NEOs were above the closing market price of the Company’s Common Shares ($7.98 per share) as of June 30, 2014.  Therefore, such unexercised stock options (whether vested or unvested) are treated as having no value for purposes of reporting the amount of compensation the NEOs would receive as of June 30, 2014 from these stock options in the event of a change in control or upon retirement pursuant to a plan approved by the Company. The values reported in the table below relate only to those unexercised stock options (whether vested or unvested) having an exercise price below the June 30, 2014 closing market price of $7.98 per share.

The table below shows the potential payments, other than those generally available to all salaried employees, that would be payable to each NEO assuming a qualifying change in control or other triggering event had occurred on June 30, 2014.

Name	Payments Under Change In Control Policy ($)	Aggregate Value of Vested Equity Awards ($)	Aggregate Value of Unvested Equity Awards ($)	Deferred Compensation Plan Account Balances ($)

Robert J. Ready	$1,384,320	$63,533	$104,518	$686,573

Ronald S. Stowell	$704,000	$59,705	$96,235	$480,670

James P. Sferra	$1,103,310	$59,705	$96,235	$427,102

Scott D. Ready	$790,000	$61,455	$103,825	$55,680

David W. McCauley	$552,800	$36,413	$45,638	$195,295

Under separate agreements, Messrs. Robert Ready and Sferra will receive disability payments for up to 50 months at 60% of their average salary and bonus received in the last five fiscal years, reduced by any Social Security payments, if they become disabled while employed by LSI.  Health insurance will be maintained for the person, his spouse and dependent children for five years, in the case of Mr. Ready, or ten years, in the case of Mr. Sferra, after termination or death.  If such person dies while employed by LSI or while receiving disability payments, the Company shall pay his heirs one million dollars less any payments made as disability compensation or from any policies of life insurance maintained by LSI.  In order to provide clear continuity of management influence, LSI has also agreed to employ Messrs. Ready and Sferra as consultants for a transition period of three years commencing at an unspecified time in the future when such person determines to transition from full time employment. Compensation will be at annual rates of 60%, 50%, and 40% of the average of the last five full fiscal year salary levels.  The establishment of provisions for consulting services by Messrs. Ready and Sferra are intended to facilitate a smooth transition as part of any future management succession plan.

The table below shows the potential maximum payments that would be payable to each of Messrs. Ready and Sferra under these separate agreements assuming a triggering event had occurred on June 30, 2014.

Name	Begin Transition from Fulltime Employment ($)	Death ($)	Disability ($)

Robert J. Ready	$1,088,733	$1,000,000	$1,710,010

James P. Sferra	$866,003	$1,000,000	$1,363,609

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about the Company’s equity compensation plans (2003 Equity Compensation Plan and 2012 Stock Incentive Plan) as of June 30, 2014.

(c)
Number of securities
	(a)		remaining available
	Number of securities to	(b)	for future issuance
	be issued upon	Weighted average	under equity
	exercise of outstanding	exercise price of	compensation plans
	options, warrants and	outstanding options,	(excluding securities
Plan category	rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	2,677,464	$9.57	686,831
Equity compensation plans not approved by security holders	—	—	—
Total	2,677,464	$9.57	686,831

CORPORATE GOVERNANCE

LSI Industries Inc. is an Ohio corporation and, therefore, governed by the corporate laws of the State of Ohio.  Since its Common Shares are publicly traded on the NASDAQ Global Select Market and it files reports with the Securities and Exchange Commission, the Company is also subject to NASDAQ rules as well as various provisions of federal securities laws, the Sarbanes-Oxley Act, and the Dodd-Frank Act.  In accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in the NASDAQ listing standards and Exchange Act rules. LSI's Director Independence Standards are available at our website www.lsi-industries.com. Based on these standards, the Board determined that each of the following members of the Board is independent:  Messrs. Beech, Kreider, Meyer, O’Gara and Serrianne.

Board of Directors

Governance of the corporation is placed in the hands of the Directors who, in turn, elect officers to manage the business operations.  The Board oversees the management of LSI Industries on your behalf.  It reviews the Company's long-term strategic plans and exercises direct decision making authority in all major decisions, such as significant acquisitions, the declaration of dividends, major capital expenditures and the establishment of critical policies.

During fiscal 2014, the Board of Directors met either in person or telephonically on seven occasions.  In addition to all of the committee meetings disclosed in this report, the independent Directors met on five occasions during fiscal 2014 and discussed matters by themselves at the end of certain Board and committee meetings, each without the presence of the Company's management or executives.  Mark A. Serrianne presides over each session as Lead Director.

The Company expects all Directors to attend shareholders’ meetings.  All Directors attended the 2013 Annual Meeting.  Each of the Directors attended over 93% of the aggregate of all meetings of the Board and committees of which they were a member.

Shareholders may communicate with the full Board or individual Directors on matters of concern by mail or through our website in each case to the attention of the Secretary of LSI Industries Inc.

Leadership Structure

The Board of Directors currently combines the role of Chairman of the Board and Chief Executive Officer. The Board believes that this structure is currently an appropriate leadership model for the Company’s size and the history and nature of its business operations. The Chairman, as the founder and a long-standing leader of the Company, is intimately familiar with the Company’s business and in the best position to identify and evaluate strategic issues facing the Company and to implement the Company’s overall business plan.

As described above, the Board of Directors is comprised of only seven Directors, a majority of whom are non-employee Directors who meet NASDAQ  Guidelines for independence and who meet periodically in executive session, factors which help ensure independent oversight of the Company.  The Board has designated Mark A. Serrianne as “Lead Director.”  The Board of Directors recognizes that no single leadership model is right for all companies at all times, and for this reason, the Nominating and Corporate Governance Committee, working closely with the full Board, periodically considers the Company’s current leadership structure, as well as alternative structures, in its review of overall Board composition and succession planning.  The Board has determined that the Company’s leadership structure is appropriate given the scope of its business, the nature and allocation of the responsibilities of our CEO and our other NEOs and the views of the Company’s shareholders as evidenced by the voting results of recent Director elections.

Risk Oversight

The Company believes the role of management, including the NEOs, is to identify and manage risks confronting the Company.  Our Board of Directors also plays an integral part in overseeing the processes used by management to identify and report these risks, if any, and in monitoring corporate actions so as to confine risk to appropriate levels.  Both the full Board and the various committees frequently engage in discussions of risks facing the Company at their regularly scheduled meetings.

The Company’s leadership structure and overall corporate governance model is designed to aid the Board in its oversight of risk management.  For example: the Audit Committee serves a key risk oversight function in carrying out its review of the Company’s financial reporting and internal reporting processes, as required by the Sarbanes-Oxley Act of 2002; the Compensation Committee helps oversee risks relating to the Company’s executive compensation program; and the Nominating and Corporate Governance Committee contributes to the overall risk oversight process by periodically reviewing the Company’s Board committee charters and evaluating potential Director nominees.

DIRECTOR COMPENSATION

The compensation program for the Company’s non-employee Directors in fiscal 2014 was approved by the Board of Directors effective July 1, 2013. Non-employee Directors of the Company receive annually $73,000 to be paid in quarterly installments ($38,000 of which will be in the form of Common Shares of the Company valued at the closing price of the Company’s Common Shares at the end of the first business day of that quarter), plus $2,000 for each Board meeting in excess of seven in a fiscal year, and $2,000 for each Committee meeting in excess of five meetings of any one Committee in a fiscal year. Additionally, Committee Chairmen receive the following amounts annually: Audit Committee Chairman $12,000; Compensation Committee Chairman $6,000; and Nominating and Corporate Governance Committee Chairman $6,000. The Board of Directors has selected one of the non-employee Directors, Mark A. Serrianne, to be the Lead Director, for which the compensation is $6,000 annually. Gary Kreider serves as Board Secretary.  Mr. Kreider receives no fees for this service except that he receives committee meeting fees for serving as Board secretary at meetings of committees of which he is not a member.  Directors who are employees of the Company do not receive any compensation for serving as a Director.  Prior to fiscal 2014, non-employee Directors received, at the time of their election as Directors, an annual grant of an option to purchase 1,500 common shares at the market price at the time of grant. Beginning in fiscal 2014, the Company’s non-employee Directors did not receive any stock options.

The following table sets forth information regarding compensation paid by the Company to its non-employee Directors during fiscal 2014.

Name (1)	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert P. Beech	$52,000	$38,012	$--	N/A	N/A	N/A	$90,012
Gary P. Kreider	$50,000	$38,012	$--	N/A	N/A	N/A	$88,012
Dennis B. Meyer	$51,000	$38,012	$--	N/A	N/A	N/A	$89,012
Wilfred T. O’Gara	$59,000	$38,012	$--	N/A	N/A	N/A	$97,012
Mark A. Serrianne	$70,000	$38,012	$--	N/A	N/A	N/A	$108,012

(1)	The table above includes all outside independent Directors of the Company in fiscal 2014.

(2)

Stock awards are made to each outside independent Director quarterly as part of their annual retainer such that the annual value of stock awarded, based upon the closing price on the first business day of each calendar quarter, is equal to approximately $38,000 in fiscal 2014.

(3)

Option awards compensation represents the grant date fair value which will be expensed for financial statement reporting purposes in accordance with ASC 718.  There can be no assurance that the value realized from the exercise of stock options, if any, will equal the amount of ASC 718 compensation expense recorded.   See discussion related to all assumptions made in the valuation of stock options in accordance with ASC 718 in Notes 1 and 9 to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2014.  No stock options were granted to non-employee Directors in fiscal 2014. The aggregate number of Common Shares subject to options outstanding for each outside independent Director as of June 30, 2014 were as follows:  Mr. Beech none; Mr. Kreider 28,000 shares; Mr. Meyer 28,000 shares; Mr. O’Gara 28,000 shares; and Mr. Serrianne 28,000 shares.

COMMITTEES OF THE BOARD

The Directors have organized themselves into the committees described below to help carry out Board responsibilities.  In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings.  Each committee reviews the results of its meetings with the full Board.  Other than the Executive Committee, each Committee has a charter.

The LSI Board of Directors reviewed, approved and adopted the LSI Industries Inc. Code of Ethics in 2004.  There have been no amendments to the Code of Ethics nor any waivers granted to employees, managers or executive officers.  The Company's Code of Ethics is available as Exhibit 14 to the Form 10-K filed for the fiscal year ended June 30, 2004 and on the Company’s website, www.lsi-industries.com.  The Company intends to post on its website within four business days any amendments or waivers to the Code of Ethics.

Each of the following committees, except for the Executive Committee, is composed of non-employee Directors each of whom meets the relevant independence requirements established by NASDAQ and the Sarbanes-Oxley Act that apply to their particular assignments.

The Executive Committee

The Executive Committee, composed of Messrs. Ready (Chairman), and Sferra, is responsible, during the intervals between meetings of the Board of Directors, for exercising all the powers of the Board of Directors in the management and control and the business of the Company to the extent permitted by law.  The Executive Committee did not meet during fiscal 2014, but did execute one Action in Writing.

The Audit Committee

The Audit Committee is governed by an Audit Committee Charter adopted by the Board of Directors.  The Audit Committee was composed in fiscal 2014 of Messrs. O’Gara (Chairman), Beech, Meyer, and Serrianne.  Wilfred T. O'Gara, an independent Director under NASDAQ independence standards, has been designated as the Audit Committee financial expert by the Board of Directors, and meets all requirements as a financial expert as established by the Securities and Exchange Commission.  The Audit Committee met four times in fiscal 2014.

The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm, our auditors.  The Audit Committee also evaluates information received from both the outside auditor and management to determine whether the auditor is independent of management.  The independent registered public accounting firm reports directly to the Audit Committee.  A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the following:

1.	The financial reports and other financial information provided by the Company to any governmental body or the public,
2.	The Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and
3.	The Company’s auditing, accounting and financial reporting processes generally.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints concerning accounting, internal controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee approves all audit and non-audit services performed for the Company by its independent registered public accounting firm prior to the time that those services are commenced.  The Chairman also has the authority to approve these services between regularly scheduled meetings.  In this event, the Chairman reports approvals made by him to the full Committee at each of its meetings.  For these purposes, the Committee, or its Chairman, is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Company adheres to a policy that limits the scope of consulting services that may be provided by the independent registered public accounting firm that performs the annual audit.  This policy draws a distinction between audit, audit-related and non-audit services, and prohibits the independent registered public accounting firm from performing certain non-audit services.  The Company will not use its independent registered public accounting firm to perform certain non audit-related services such as non-financial or management consulting services, business strategy consulting, information technology consulting, internal audit, price allocation appraisals and fairness opinions.  Audit-related and tax consulting services that will be permitted include:  retirement plan and 401(k) audits, securities registration and reporting, tax compliance and planning, advice on the application of accounting policies, guidance on acquisition accounting and assistance with due diligence audits.

The Audit Committee approves Engagement Letters from the Company's independent registered public accounting firm for the major components of their services rendered, such as the year end audit, audit of the Company's Retirement Plan, tax compliance work, etc.  All other services are approved in advance on a project-by-project basis by the Audit Committee, acting through its Chairman, and are subsequently additionally approved by the Audit Committee itself following its quarterly detailed review and discussion of fees from the Company's independent registered public accounting firm.

The Audit Committee has advised the Company it has determined that the non-audit services rendered by Grant Thornton LLP in fiscal 2014 were compatible with maintaining its independence during fiscal year 2014.

Report of the Audit Committee

The Audit Committee engaged Grant Thornton LLP, an independent registered public accounting firm, to conduct fiscal 2014 audits for the purpose of expressing an audit opinion on the conformity of the audited year-end financial statements with accounting principles generally accepted in the United States, as well as an audit opinion on the Company’s system of internal control over financial reporting.  The Committee also discussed with Grant Thornton LLP the overall scope and plan for their audit.  Following these audits, the Audit Committee reviewed with Grant Thornton LLP their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The Committee also reviewed with Grant Thornton LLP their assessment of the Company’s system of internal control over financial reporting.

Grant Thornton LLP also provided to the Audit Committee a letter to the Committee containing the written disclosures required by applicable requirements of the PCAOB with respect to Grant Thornton LLP's communications with the Audit Committee concerning Grant Thornton LLP’s independence.  This letter from Grant Thornton LLP confirms that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws and the requirements of the Public Company Accounting Oversight Board.  The Audit Committee discussed with Grant Thornton LLP that firm's independence and has advised Company management that it has determined that the services rendered by Grant Thornton LLP during fiscal year 2014 were compatible with maintaining its independence as the Company’s auditors.

The Audit Committee reviewed and discussed with management the audited financial statements for the year ended June 30, 2014.  In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2014 for filing with the Securities and Exchange Commission.

Respectfully submitted by members of the Audit Committee

Wilfred T. O’Gara, Chairman
Robert P. Beech
Dennis B. Meyer
Mark A. Serrianne

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, composed in fiscal 2014 of Messrs. Beech (Chairman), Meyer, O’Gara and Serrianne, is responsible for nominating persons for election as Directors at each annual shareholders’ meeting and to fill any Board vacancies that may arise between meetings.  The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written correspondence directed to the Secretary of the Company.  The Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company.  The Nominating and Corporate Governance Committee met two times during fiscal year 2014 to nominate the slate of Directors for the 2014 Annual Shareholders’ Meeting and to discuss other corporate governance matters.

The Nominating and Governance Committee did not seek the recommendation of any of the Director candidates named in this proxy statement, nor did it receive a recommendation from any shareholder, non-management Director, executive officer or third-party search firm in connection with its own approval of such candidates. The Company has not paid any fee to a third party to assist it in identifying or evaluating nominees. The Committee is also responsible for advising the Board of Directors on changes in Board compensation. The CEO provides input and recommendations to the Nominating and Corporate Governance Committee with respect to the compensation to be paid to the non-employee members of the Board. A copy of the Committee’s Charter is available on LSI's website, www.lsi-industries.com.

The Compensation Committee

The Compensation Committee, composed in fiscal 2014 of Messrs. Meyer (Chairman), Beech, O’Gara, and Serrianne, is governed by a written charter adopted by the Board. A copy of the Compensation Committee Charter is available on our website, www.lsi-industries.com. In discharging the responsibilities of the Board of Directors relating to compensation of LSI’s Chief Executive Officer and other senior executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of LSI's Chief Executive Officer and other senior executive officers and (ii) to oversee the compensation policies and programs of LSI, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving LSI's incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Committee has from time to time considered the use of outside consultants to assist in the evaluation of the Company’s executive compensation programs and practices. It did engage such a consultant during the fiscal year ended June 30, 2013 to gather benchmark data in preparation for consideration of fiscal 2014 compensation for the Company’s Named Executive Officers, including the Chief Executive Officer.  At this time, the Committee believes that it has the necessary resources available to survey the compensation practices of the Company’s peer group and keep abreast of compensation developments in the marketplace.

LSI's executive compensation policies are designed to support the corporate objective of maximizing the long-term value of LSI for its shareholders. To achieve this objective, the Committee believes it is important to provide competitive levels of compensation to attract and retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes LSI's long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee processes and procedures for the consideration and determination of executive and Director compensation are discussed in the section entitled “Compensation Discussion and Analysis.”  The Compensation Committee met two times in fiscal 2014.

Additional Committees of the Board

The Directors have also formed an Executive Search Committee and a Strategic Studies Committee, each made up of members of the Board. The Executive Search Committee is composed of Messrs. Beech (Chairman), Serrianne and O’Gara. The Committee met three times in fiscal 2014. The Strategic Studies Committee is composed of Messrs. Serrianne (Chairman), Beech, and O’Gara and met three times in fiscal 2014. In connection with their service on these committees, independent directors (other than the Lead Director and Chairman of the Executive Search Committee) receive $2,000 per meeting. Each of the Lead Director and the Chairman of the Executive Search Committee receives $3,000 per quarter during the time these committees are actively performing their functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of LSI. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2014 (see the section titled Related Person Transactions in this Proxy Statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of LSI serves as a Director or as a member of a committee of any company of which any of LSI's non-employee Directors are executive officers.

RELATED PERSON TRANSACTIONS

J. Scott Sferra, age 50, is Senior Vice President of Operations of the Lighting Segment of LSI Industries and is the son of James P. Sferra, Director, Secretary and Executive Vice President Manufacturing of LSI Industries.  In fiscal year 2014, J. Scott Sferra's total compensation was $193,410.

During fiscal 2014, the Company paid approximately $215,000 to American Engineering and Metal Working, a company owned and operated by Kurt McCauley, David McCauley's son, for fabricated metal products. The Company believes that the rates charged by American Engineering for these products are comparable to those that the Company would have paid if it had purchased such products from other suppliers in transactions negotiated at arm’s length.

LSI engages Keating Muething & Klekamp PLL, a Cincinnati, Ohio-based law firm with which Mr. Kreider is designated as a senior partner, for a variety of legal services.  Mr. Kreider has no vote or interest in the firm's earnings.  Mr. Kreider's son is a partner at KMK. Neither receives any direct compensation from fees paid by LSI to the firm.

NASDAQ rules require the Company to conduct an appropriate review of all related party transactions (those required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404) for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent Directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. In considering the transaction, the Committee may consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. The Company adheres to its written policy described above for potential related person transactions and approval of such related person transactions are also evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

OTHER MATTERS

LSI Industries is not aware of any other matters to be presented at the Annual Meeting of Shareholders other than those specified in the Notice.

QUESTIONS

If you have any questions or need more information about the Annual Shareholders’ Meeting, write to or contact:

LSI Industries Inc.

Ronald S. Stowell,

  Vice President, Chief Financial Officer & Treasurer

10000 Alliance Road

Cincinnati, Ohio 45242

(513) 793-3200

For more information about your share ownership, call Computershare Investor Services, LLC at (866) 243-7347.

We also invite you to visit the LSI Industries website on the Internet at www.lsi-industries.com.  Internet site materials are for your general information only and are not part of this proxy solicitation.

By order of the Board of Directors
Dated: October 3, 2014	/s/ James P. Sferra
James P. Sferra
Secretary

Annex A

AMENDMENTS TO
LSI INDUSTRIES INC.
AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

The following shall replace Section 5(a):

“(a)         Authorized Number of Common Shares. Unless otherwise authorized by the Company’s shareholders and subject to this Section 5 and Section 8, the maximum aggregate number of Common Shares available for issuance under the Plan is 1,600,000, plus (i) the number of Common Shares that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, and (ii) the number of Common Shares subject to outstanding awards under the Prior Plan as of the Effective Date which thereafter are forfeited, settled in cash or cancelled or expire. Upon the Effective Date, the Prior Plan will terminate; provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan, as applicable.

(i)     The maximum number of Common Shares available for grant with respect to Full-Value Awards is 600,000.

(ii)     The maximum number of Common Shares available for issuance with respect to ISOs is 1,600,000.”

The following shall replace Section 5(c):

“(c)         Award Limitations. Subject to the adjustment provisions of Section 8, the following limits shall apply with respect to Awards intended to qualify for the Performance-Based Exception: The maximum aggregate number of Common Shares that may be subject to Stock Options or SARs granted in any calendar year to any one Participant shall be 175,000 Common Shares.

The maximum aggregate number of Common Shares that may be subject to Full-Value Awards granted in any calendar year to any one Participant shall be 50,000 Common Shares.”

A-1

Annex B

AMENDMENT TO
LSI INDUSTRIES INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

The following sentence shall replace the last sentence at the end of Section 8.3 Distribution of LSI Common Shares:

“The maximum number of Common Shares authorized for issuance under the Plan shall be 575,000.”

B-1

LSI INDUSTRIES INC.

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints Mark A. Serrianne and Robert J. Ready, or any one of them, proxies of the undersigned, each with the power of substitution, to vote all Common Shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of LSI Industries Inc. to be held on November 20, 2014 at 10:00 a.m., Eastern Standard Time at the Company’s headquarters located at 10000 Alliance Road, Cincinnati, Ohio and any postponement or adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.	Authority to elect as Directors the seven nominees below.
	FOR ☐	WITHHOLD AUTHORITY ☐

Robert P. Beech, Gary P. Kreider, Dennis B. Meyer, Wilfred T. O'Gara, Robert J. Ready, Mark A. Serrianne and James P. Sferra

WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD _______________________________________________________

2.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal 2015.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Amendment of the Company’s Amended and Restated 2012 Stock Incentive Plan to increase the number of Common Shares available for issuance by 800,000 and to increase the number of Common Shares subject to stock options or stock appreciations rights that may be granted to an individual in a calendar year by 75,000.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Amendment of the Company’s Nonqualified Deferred Compensation Plan to increase the number of Common Shares available for issuance by 100,000.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Advisory vote on the Company’s executive compensation as described in the Company’s Proxy Statement.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

_______________________, 2014
IMPORTANT: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS